CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VMW F BIDU CMI	$8,726,550 $8,481,600 $2,493,310 $4,769,110	$1,190.30 $1,156.89 $340.09 $650.51

Pricing Supplement No. 584 Registration Statement No. 333-178081 Dated February 8, 2013 Filed Pursuant to Rule 424(b)(2)
Morgan Stanley Contingent Absolute Return Autocallable Optimization Securities
Morgan Stanley, $8,726,550 Securities Linked to the Common Stock of VMware, Inc. due February 14, 2014
Morgan Stanley, $8,481,600 Securities Linked to the Common Stock of Ford Motor Company due February 14, 2014
Morgan Stanley, $2,493,310 Securities Linked to the American Depositary Shares of Baidu, Inc. due February 14, 2014
Morgan Stanley, $4,769,110 Securities Linked to the Common Stock of Cummins Inc. due February 14, 2014
Investment Description
This pricing supplement describes four offerings of Contingent Absolute Return Autocallable Optimization Securities (each, the “Securities”), each of which is an unsecured and unsubordinated debt obligation of Morgan Stanley and provides returns based on the performance of the shares (each, the “Underlying Shares”) of common stock or American Depositary Shares, as applicable, of a specific underlying issuer (each, the “Underlying Issuer”).  If the closing price of the Underlying Shares on any quarterly Observation Date (including the Final Observation Date), as adjusted for certain events affecting such Underlying Shares (the “Observation Date Closing Price”), is equal to or greater than the Initial Price, Morgan Stanley will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per annum basis.  If the Securities are not automatically called and the Final Price is less than the Initial Price but greater than the Trigger Price, Morgan Stanley will pay you the principal amount plus a positive return equal to the absolute value of the percentage decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date (the “Contingent Absolute Return”), which will be inherently limited by the Trigger Price.  However, if the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and Morgan Stanley will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  Investors will not participate in any appreciation of the Underlying Shares. The Securities may be appropriate for investors who are willing to lose their entire principal at maturity and are willing to forego current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the closing price of the Underlying Shares is at or above their Initial Price as of one of the quarterly Observation Dates, and, if the Securities have not been called, in exchange for the Contingent Absolute Return feature, which applies if the Final Price has not declined below the Trigger Price.  Investing in the Securities involves significant risks.  You may lose some or all of your principal amount.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Trigger Price at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑  Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the principal amount plus a Call Return if the Observation Date Closing Price on any quarterly Observation Date (including the Final Observation Date) is equal to or greater than the Initial Price, and no further payments will be made on the Securities.  The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per annum basis.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑    Potential Contingent Absolute Return at Maturity, with Full Downside Exposure if the Final Price is Less than the Trigger Price: If the Securities have not been called and the Final Price is less than the Initial Price but equal to or greater than the Trigger Price, Morgan Stanley will pay you the principal amount plus a Contingent Absolute Return equal to the absolute value of the percentage decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  However, if the Final Price is less than the Trigger Price, the Contingent Absolute Return will not apply and Morgan Stanley will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Trigger Price at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Trade Date	February 8, 2013
Settlement Date	February 13, 2013
Observation Dates See “Observation Dates” on page 4 for details.	Quarterly
Final Observation Date*	February 10, 2014
Maturity Date*	February 14, 2014

*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.
Security Offering
This pricing supplement relates to four separate Security offerings, each of which is linked to different Underlying Shares. Each has its own Call Return Rate, Initial Price and Trigger Price, each of which was determined on the Trade Date.  The performance of each Security offering will not depend on the performance of any other Security offering. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Underlying Shares	Call Return Rate*	Initial Price	Trigger Price	CUSIP	ISIN
Common Stock of VMware, Inc.	15.85% per annum	$79.19	$63.35, which is approximately 80% of the Initial Price	61761M474	US61761M4740
Common Stock of Ford Motor Company	12.81% per annum	$13.10	$10.48, which is 80% of the Initial Price	61761M482	US61761M4823
American Depositary Shares of Baidu, Inc.	13.88% per annum	$96.86	$72.65, which is approximately 75% of the Initial Price	61761M490	US61761M4906
Common Stock of Cummins Inc.	12.00% per annum	$119.47	$95.58, which is approximately 80% of the Initial Price	61761M508	US61761M5085
*If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date.  See “Call Returns for Each Offering of the Securities” on page 6.
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this pricing supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public		Underwriting Discount(1)		Proceeds to Morgan Stanley
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Linked to Common Stock of VMware, Inc.	$8,726,550	$10	$130,898.25	$0.15	$8,595,651.75	$9.85
Linked to Common Stock of Ford Motor Company	$8,481,600	$10	$127,224.00	$0.15	$8,354,376.00	$9.85
Linked to American Depositary Shares of Baidu, Inc.	$2,493,310	$10	$37,399.65	$0.15	$2,455,910.35	$9.85
Linked to Common Stock of Cummins Inc.	$4,769,110	$10	$71,536.65	$0.15	$4,697,573.35	$9.85
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.5% for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this pricing supplement.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offerings to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement and any other documents relating to these offerings that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated October 19, 2012:
http://www.sec.gov/Archives/edgar/data/895421/000095010312005563/dp33671_424b2-autocallablea2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley product supplement for auto-callable securities dated October 19, 2012, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement or in the accompanying prospectus, the terms described in this pricing supplement will prevail.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t     You believe the Underlying Shares will close at or above the applicable Initial Price on one of the Observation Dates or will close at or above the applicable Trigger Price on the Final Observation Date.

t     You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares and that your potential return is limited to the applicable Call Return or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the Trigger Price).

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t     You are willing to invest in the Securities based on the applicable Call Return Rate specified on the cover hereof.

t     You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

t     You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 1 year.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t     You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t     You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t     You require an investment designed to provide a full return of principal at maturity.

t     You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Observation Date, exposing you to the full decline in the Underlying Shares.

t     You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t     You are unwilling to invest in the Securities based on the applicable Call Return Rate specified on the cover hereof.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t     You seek current income from this investment or prefer to receive the dividends paid on the Underlying Shares, if any.

t     You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 1 year, or you seek an investment for which there will be an active secondary market.

t     You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-32 of the accompanying product supplement for risks related to an investment in the Securities.

Final Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares
This pricing supplement describes four offerings of Securities, each of which provides returns based on the performance of the Underlying Shares of a specific Underlying Issuer:

Common Stock of VMware, Inc.
Common Stock of Ford Motor Company
American Depositary Shares of Baidu, Inc.
Common Stock of Cummins Inc.

Principal Amount	$10.00 per Security
Term	Approximately 1 year, unless called earlier
Automatic Call Feature
The Securities will be called automatically if the Observation Date Closing Price on any Observation Date, including the Final Observation Date, is equal to or greater than the Initial Price.

If the Securities are called, Morgan Stanley will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Call Returns for Each Offering of the Securities” on page 6):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

Call Return and Call Return Rate
The applicable Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding.  The Call Return is based on an annual Call Return Rate of:

(i) 15.85% per annum for Securities linked to the common stock of VMware, Inc,

(ii) 12.81% per annum for Securities linked to the common stock of Ford Motor Company,

(iii) 13.88% per annum for Securities linked to the American Depositary Shares of Baidu, Inc., and

(iv) 12.00% per annum for Securities linked to the common stock of Cummins Inc.

See “Call Returns for Each Offering of the Securities” on page 6.

Observation Dates*	May 8, 2013, August 8, 2013, November 8, 2013 and the Final Observation Date.
Final Observation Date*	February 10, 2014
Call Settlement Dates*	See “Call Return for Each Offering of Securities” on page 6. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
Maturity Date*	February 14, 2014
Payment at Maturity (per Security)
If the Securities are not automatically called prior to or on the Maturity Date, Morgan Stanley will pay you a cash payment on the Maturity Date based on the Final Price, as follows:

If the Securities are not called prior to or on the Maturity Date, and the Final Price is less than the Initial Price but equal to or greater than the Trigger Price, Morgan Stanley will pay you an amount per Security calculated as follows:

$10 + ($10 x Contingent Absolute Return)

If the Securities are not called prior to or on the Maturity Date, and the Final Price is less than the Trigger Price,  Morgan Stanley will pay you an amount per Security calculated as follows:

$10 × (1 + Share Return)

In this case, the Contingent Absolute Return does not apply and you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Shares from the Trade Date to the Final Observation Date.

Observation Date Closing Price	The Closing Price of the Underlying Shares on any Observation Date times the Adjustment Factor for such Underlying Shares on such date.
Share Return	Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the Share Return. For example, if the Share Return is -5%, the Contingent Absolute Return will equal 5%.
* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.  See “Postponement of Determination Dates” in the accompanying product supplement.

Initial Price	The Closing Price of the Underlying Shares on the Trade Date, as specified on the cover page of this pricing supplement.
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor for such Underlying Shares on such date.
Trigger Price	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this pricing supplement.
Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting each Underlying Shares.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns for Each Offering of the Securities

		Securities linked to the common stock of VMware, Inc.		Securities linked to the common stock of Ford Motor Company
Observation Date	Call Settlement Date / Maturity Date*	Call Return (Based on a Call Return Rate of 15.85% per annum)	Call Price (per $10 of Securities)	Call Return (Based on a Call Return Rate of 12.81% per annum)	Call Price (per $10 of Securities)
5/8/2013	5/10/2013	3.963%	$10.3963	3.203%	$10.3203
8/8/2013	8/12/2013	7.925%	$10.7925	6.405%	$10.6405
11/8/2013	11/13/2013	11.888%	$11.1888	9.608%	$10.9608
2/10/2014 (Final Observation Date)	2/14/2014 (Maturity Date)	15.850%	$11.585	12.810%	$11.281

		Securities linked to the American Depositary Shares of Baidu, Inc.		Securities linked to the common stock of Cummins Inc.
Observation Date	Call Settlement Date / Maturity Date*	Call Return (Based on a Call Return Rate of 13.88% per annum)	Call Price (per $10 of Securities)	Call Return (Based on a Call Return Rate of 12.00% per annum)	Call Price (per $10 of Securities)
5/8/2013	5/10/2013	3.470%	$10.347	3.000%	$10.30
8/8/2013	8/12/2013	6.940%	$10.694	6.000%	$10.60
11/8/2013	11/13/2013	10.410%	$11.041	9.000%	$10.90
2/10/2014 (Final Observation Date)	2/14/2014 (Maturity Date)	13.880%	$11.388	12.000%	$11.20
*If, due to a market disruption event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date will be postponed to the second business day following that Observation Date as postponed, provided that the Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the principal amount at maturity.  Instead, if the Securities have not been called prior to maturity and if the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not be available and you will be exposed to the decline in the price of the Underlying Shares, as compared to the Initial Price, on a 1 to 1 basis.  Such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Underlying Shares over the term of the Securities.  You could lose your entire principal amount.

t
The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date or the Contingent Absolute Return at maturity, as applicable.  The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if the Underlying Shares close at or above the Initial Price on any Observation Date, including the Final Observation Date and you will not participate in any appreciation of the Underlying Shares, which could be significant.  If the Securities are not called prior to maturity and the Final Price is less than the Initial Price but equal to or greater than the Trigger Price, the positive Contingent Absolute Return of the Securities will be inherently limited by the Trigger Price, because Morgan Stanley will pay you the Contingent Absolute Return only when the Final Price has not declined below the Trigger Price.  If the Securities are not previously called and the Final Price is less than the Trigger Price, the Contingent Absolute Return will not apply and you will be fully exposed to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

t
The Contingent Absolute Return applies only if you hold the Securities to maturity.  The Contingent Absolute Return feature will apply only if you hold the Securities to maturity.  If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Shares price is above the Trigger Price at that time.

t
Early redemption risk.  The term of your investment in the Securities may be limited to as short as approximately three months by the automatic call feature of the Securities.  If the Securities are called prior to maturity, you will not benefit from the Contingent Absolute Return feature, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t
Higher Call Return Rates are generally associated with higher volatility and therefore a greater risk of loss.  “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares. The greater the volatility of the Underlying Shares, the more likely it is that the price of the Underlying Shares could close below the Trigger Price on the Final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities.  However, while the Call Return Rate is set on the Trade Date, the Underlying Shares’ volatility can change significantly over the term of the Securities, and may increase, but the Call Return Rate will not be adjusted. The price of the Underlying Shares could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t	No interest payments. You will not receive any interest payments during the term of the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

o	dividend rates on the Underlying Shares,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Observation Date Closing Prices or Final Price,

o	the occurrence of certain events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Information About the Underlying Shares” below.  You may receive less, and possibly significantly less, than the principal amount per Security if you try to sell your Securities prior to maturity.

t
Investing in the securities is not equivalent to investing in the Underlying Shares.  Investors in the Securities will not participate in any appreciation of the Underlying Shares, or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t
No affiliation with the Underlying Issuer.  The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities.  We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

t
We may engage in business with or involving the Underlying Issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

t
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the Underlying Shares.  MS & Co., as Calculation Agent, will make adjustments to the Observation Date Closing Prices or the Final Price, as applicable, for certain events affecting the Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers.  However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares.  For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date.  If an event occurs that does not require the Calculation Agent to adjust the Observation Date Closing Prices or Final Price, as applicable, the market price of the Securities may be materially and adversely affected.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Price and, as a result, could have increased the price at which the Underlying Shares must close on any of the Observation Dates for the Securities to be called, or, if the Securities are not called, the Trigger Price at which the Underlying Shares must close on the Final Observation Date so that you do not suffer a loss on your initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates and, accordingly, whether the Securities are automatically called and, if the Securities are not called, the payout to you at maturity.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Price and the Trigger Price and will determine the Observation Date Closing Prices, the Final Price, whether the Securities will be called following any Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call or at maturity, if any.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon a call or at maturity, if any.

t
With respect to the offering linked to the American Depositary Shares of Baidu, Inc., the value of Baidu American Depositary Shares is subject to currency exchange rate risk.  As Baidu, Inc. has its main operations in China and derives its revenues in Chinese renminbi, fluctuations in the exchange rate between the Chinese renminbi and the U.S. dollar may affect the market price of the Baidu American Depositary Shares, which may consequently affect the market value of that particular offering of Securities.  The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, sets the spot rate of the Chinese renminbi, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Chinese renminbi/U.S. dollar exchange rate.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese renminbi in ways that may be adverse to your interests.  The exchange rate is also influenced by political or economic developments in China, the United States or elsewhere and by macroeconomic factors and speculative actions.  To the extent that management of the Chinese renminbi by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the Chinese renminbi.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  The value of Baidu American Depositary Shares and thus the value of the Securities as well as the payment at maturity or upon an automatic call may be affected by the actions of the Chinese government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

t
With respect to the offering linked to the American Depositary Shares of Baidu, Inc., there are risks associated with investments in securities linked to the value of equity securities issued by a foreign (and emerging market) company.  The Underlying Shares for one offering of Securities are the American Depositary Shares (“ADSs”) of Baidu, Inc., which are issued by a foreign company.  Investments in securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the American Depositary Shares of Baidu, Inc. have been issued by a company in an emerging market country, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
With respect to the offering linked to the American Depositary Shares of Baidu, Inc., there are important differences between the rights of holders of ADSs and the rights of holders of the common stock of a foreign company.   The Underlying Shares for one offering of Securities are the ADSs of Baidu, Inc. and not the ordinary shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents certain number of common share of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the Securities linked to such ADSs.

t
Uncertain tax treatment.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Share Price has declined below the Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are listed on the cover hereof and were determined on the Trade Date; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 1 year

t	Hypothetical Initial Price: $100

t	Hypothetical Call Return Rate: 10.00% per annum.

t	Hypothetical Call Returns:
First Observation Date	2.50%
Second Observation Date	5.00%
Third Observation Date	7.50%
Final Observation Date	10.00%

t	Observation Dates: Quarterly

t	Hypothetical Trigger Price: $80, which is 80% of the Initial Price

Early Call — Securities are Called following the Second Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$90 (below Initial Price; Securities NOT called))	--
Second Observation Date	$110 (at or above Initial Price; Securities are called)	$10 + ($10 x Call Return) = $10 + ($10 x 5.00%) = $10.50

The Observation Date Closing Price is below the Initial Price on the first Observation Date but above the Initial Price on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. Morgan Stanley will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 5% per Security, reflecting the hypothetical Call Return Rate of 10% on a per annum basis. No further amount will be owed to you under the Securities.

Payment at Maturity

Example 1 — The Final Price is ABOVE the Initial Price; Securities are Called on the Maturity Date
Date	Closing Price	Payment (per Security)
First Observation Date	$75 (below Initial Price; Securities Not Called)	--
Second Observation Date	$80 (below Initial Price; Securities Not Called)	--
Third Observation Dates	$90 (below Initial Price; Securities Not Called)	--
Final Observation Date	$105 (at or above Initial Price)	$10 + ($10 x Call Return) = $10 + ($10 x 10.00%) = $11.00 (Payment at Maturity)

The Observation Date Closing Price is below the Initial Price on each of the first three Observation Dates and therefore the Securities are not called prior to maturity.  On the Final Observation Date, the Final Price is greater than the Initial Price and therefore Morgan Stanley will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the hypothetical Call Return of 10% per Security.

Example 2 — The Final Price is BELOW the Initial Price but AT OR ABOVE the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$75 (below Initial Price; Securities Not Called)	--
Second Observation Date	$80 (below Initial Price; Securities Not Called)	--
Third Observation Dates	$90 (below Initial Price; Securities Not Called)	--
Final Observation Date	$95 (below Initial Price, at or above Trigger Price)	$10 + ($10 x Contingent Absolute Return) = $10 + ($10 x 5%) = $10.50 (Payment at Maturity)

Since the Securities are not called prior to maturity and the Final Price of the Underlying Shares is below the Initial Price but at or above the Trigger Price, at maturity Morgan Stanley will pay you the principal amount plus the 5% Contingent Absolute Return, which is the absolute value of the percentage decline in the Final Price from the Initial Price.

Example 3 —The Final Price is BELOW the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$75 (below Initial Price; Securities Not Called)	--
Second Observation Date	$60 (below Initial Price; Securities Not Called)	--
Third Observation Dates	$50 (below Initial Price; Securities Not Called)	--
Final Observation Date	$30 (below Trigger Price)	$10 + ($10 x Share Return) = $10 + ($10 x -70%) = $3 (Payment at Maturity)

Since the Securities are not called prior to maturity and the Final Price of the Underlying Shares is below the Trigger Price, at maturity Morgan Stanley will pay you $3 per Security, reflecting a loss of principal proportionate to the decline in the Final Price from the Initial Price.

In this scenario, the Contingent Absolute Return does not apply and you will lose a significant portion or all of your investment in the Securities.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the Final Price is less than the Trigger Price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return is negative.  Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Share Price has declined below the Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions regarding the possible application of Section 871(m) and Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuers pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov.  In addition, information regarding the Underlying Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of any Underlying Issuer.  We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuers.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuers is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuers could affect the value received at maturity with respect to the securities and therefore the trading prices of the Securities.

Included on the following pages is (i) a brief description of each Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2008 through February 8, 2013, and (iii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Observation Dates or during the term of the Securities.

VMWare, Inc.
VMWare, Inc. is engaged in the business of virtualization and virtualization-based cloud infrastructure.  Its SEC file number is 001-33622.  The Closing Price of the common stock of VMWare, Inc. on February 8, 2013 was $79.19, and the graph below indicates the Trigger Price of $63.35, which is approximately 80% of the Initial Price.  VMWare, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “VMW.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	84.60	42.77	42.82
4/1/2008	6/30/2008	72.08	43.68	53.86
7/1/2008	9/30/2008	55.01	26.00	26.64
10/1/2008	12/31/2008	31.81	17.88	23.69
1/1/2009	3/31/2009	26.33	19.89	23.62
4/1/2009	6/30/2009	32.81	25.40	27.27
7/1/2009	9/30/2009	41.09	26.12	40.17
10/1/2009	12/31/2009	45.57	37.75	42.38
1/1/2010	3/31/2010	54.49	41.58	53.30
4/1/2010	6/30/2010	72.52	52.47	62.59
7/1/2010	9/30/2010	87.80	63.28	84.94
10/1/2010	12/31/2010	91.02	73.12	88.91
1/1/2011	3/31/2011	97.00	74.81	81.54
4/1/2011	6/30/2011	100.23	78.54	100.23
7/1/2011	9/1/2011	107.75	76.76	80.38
10/1/2011	12/31/2011	103.25	76.85	83.19
1/1/2012	3/31/2012	112.46	81.67	112.37
4/1/2012	6/30/2012	114.62	84.06	91.04
7/1/2012	9/1/2012	102.27	80.29	96.74
10/1/2012	12/31/2012	97.33	83.36	94.14
1/1/2013*	2/8/2013*	99.00	76.48	79.19
*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Ford Motor Company

Ford Motor Company is a Michigan corporation which produces cars and trucks.  Its SEC file number is 001-03950.  The Closing Price of the common stock of Ford Motor Company on February 8, 2013 was $13.10, and the graph below indicates the Trigger Price of $10.48, which is 80% of the Initial Price.  Ford Motor Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “F.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	6.85	5.11	5.72
4/1/2008	6/30/2008	8.48	4.81	4.81
7/1/2008	9/30/2008	6.03	4.17	5.20
10/1/2008	12/31/2008	4.55	1.26	2.29
1/1/2009	3/31/2009	2.94	1.58	2.63
4/1/2009	6/30/2009	6.41	2.74	6.07
7/1/2009	9/30/2009	8.44	5.35	7.21
10/1/2009	12/31/2009	10.20	6.84	10.00
1/1/2010	3/31/2010	14.10	10.28	12.57
4/1/2010	6/30/2010	14.46	9.88	10.08
7/1/2010	9/30/2010	13.16	10.16	12.24
10/1/2010	12/31/2010	17.00	12.26	16.79
1/1/2011	3/31/2011	18.79	14.01	14.91
4/1/2011	6/30/2011	15.79	12.77	13.79
7/1/2011	9/1/2011	14.12	9.62	9.67
10/1/2011	12/31/2011	12.51	9.37	10.76
1/1/2012	3/31/2012	12.96	11.13	12.475
4/1/2012	6/30/2012	12.64	9.59	9.59
7/1/2012	9/1/2012	10.59	8.92	9.86
10/1/2012	12/31/2012	12.95	9.79	12.95
1/1/2013*	2/8/2013*	14.30	12.88	13.10
*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Baidu, Inc.

Baidu, Inc. is a Chinese language Internet search provider.  Its SEC file number is 000-51469.  The Closing Price of the American Depositary Shares of Baidu, Inc. on February 8, 2013 was $96.86, and the graph below indicates the Trigger Price of $72.65, which is approximately 75% of the Initial Price.  Baidu Inc.’s American Depositary Shares are listed on the NASDAQ Global Select Market under the ticker symbol “BIDU.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	38.19	0.79	23.96
4/1/2008	6/30/2008	37.38	27.33	31.30
7/1/2008	9/30/2008	35.02	23.12	24.82
10/1/2008	12/31/2008	26.61	10.45	13.06
1/1/2009	3/31/2009	18.83	10.94	17.66
4/1/2009	6/30/2009	30.92	17.48	30.11
7/1/2009	9/30/2009	40.29	27.49	39.11
10/1/2009	12/31/2009	44.22	37.20	41.12
1/1/2010	3/31/2010	60.85	38.65	59.70
4/1/2010	6/30/2010	78.21	60.00	68.08
7/1/2010	9/30/2010	103.82	67.45	102.62
10/1/2010	12/31/2010	114.10	96.22	96.53
1/1/2011	3/31/2011	137.81	99.73	137.81
4/1/2011	6/30/2011	152.37	116.24	140.13
7/1/2011	9/1/2011	164.36	106.91	106.91
10/1/2011	12/31/2011	144.62	105.16	116.47
1/1/2012	3/31/2012	150.80	120.12	145.77
4/1/2012	6/30/2012	151.38	108.62	114.98
7/1/2012	9/1/2012	133.98	104.98	116.89
10/1/2012	12/31/2012	114.99	88.11	100.29
1/1/2013*	2/8/2013*	112.97	96.27	96.86
*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Cummins Inc.

Cummins Inc. is a manufacturer and distributer of engines, power generations systems, and engine-related component products.  Its SEC file number is 001-04949.  The Closing Price of the common stock of Cummins Inc. on February 8, 2013 was $119.47, and the graph below indicates the Trigger Price of $95.58, which is approximately 80% of the Initial Price.  Cummins Inc. common stock is listed on the New York Stock Exchange under the ticker symbol “CMI.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	62.88	42.62	46.82
4/1/2008	6/30/2008	73.87	47.46	65.52
7/1/2008	9/30/2008	73.22	41.69	43.72
10/1/2008	12/31/2008	42.77	17.78	26.73
1/1/2009	3/31/2009	31.61	18.45	25.45
4/1/2009	6/30/2009	36.45	26.35	35.21
7/1/2009	9/30/2009	48.49	32.08	44.81
10/1/2009	12/31/2009	50.55	42.54	45.86
1/1/2010	3/31/2010	63.08	45.16	61.95
4/1/2010	6/30/2010	75.79	62.34	65.13
7/1/2010	9/30/2010	91.30	63.57	90.58
10/1/2010	12/31/2010	111.25	88.10	110.01
1/1/2011	3/31/2011	113.85	97.55	109.62
4/1/2011	6/30/2011	120.18	92.44	103.49
7/1/2011	9/1/2011	110.82	79.91	81.66
10/1/2011	12/31/2011	103.39	81.01	88.02
1/1/2012	3/31/2012	128.00	91.05	120.04
4/1/2012	6/30/2012	121.71	89.65	96.91
7/1/2012	9/1/2012	103.19	83.53	92.21
10/1/2012	12/31/2012	108.67	86.49	108.35
1/1/2013*	2/8/2013*	120.38	110.59	119.47
*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Additional Terms of the Securities

The accompanying product supplement for autocallable securities refers to the Underlying Issuer as the “underlying company,” the Initial Price as the “initial share price,” the Observation Dates as “determination dates,” the Final Observation Date as the “final determination date,” the Trigger Price as the “downside threshold level” and the first three Call Settlement Dates as the “Early Redemption Dates.”

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlying Shares (or the underlying ordinary shares, if applicable), including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer, (ii) the Underlying Issuer or any surviving entity or subsequent surviving entity of the Underlying Issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Issuer is liquidated, (v) the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Shares (or the underlying ordinary shares, if applicable) (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether the Securities will be automatically called or the amount payable at maturity for each Security will be as follows:

t
Upon any Observation Date following the effective date of a Reorganization Event:  If the Exchange Property Value (as defined below) is greater than or equal to the Initial Price, the Securities will be automatically called for the Call Price per Security equal to $10 + ($10 x Call Return).

t	Upon the Final Observation Date, if the Securities have not previously been automatically called, the payment at maturity per Security will be equal to:

o	If the Exchange Property Value on the Final Observation Date is greater than or equal to the Initial Price: $10 + ($10 x Call Return)

o	If the Exchange Property Value on the Final Observation Date is less than the Initial Price but greater than or equal to the Trigger Price: $10 + ($10 x Contingent Absolute Return).

o
If the Exchange Property Value on the Final Observation Date is less than the Trigger Price: the cash value of the Exchange Property as of the Final Observation Date, which is defined collectively as: securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a Spin-Off Event, the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continue to be held by the holders receiving such distribution, the Underlying Shares, in an amount equal to the Exchange Property delivered with respect to a number of Underlying Shares equal to the exchange ratio (which equals the principal amount divided by the Initial Price) times the Adjustment Factor, each determined at the time of the Reorganization Event.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Price or less than the Trigger Price, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the Underlying Shares, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document to the “Underlying Shares" and in the related product supplement to the “Underlying Shares” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

In the event that Underlying Shares that are American Depositary Shares are no longer listed on a primary U.S. securities exchange and the underlying ordinary shares are listed on a primary U.S. securities exchange, the Calculation Agent in its sole discretion will adjust the Adjustment Factor for such Underlying Shares such that the product of the last reported sale price of such Underlying Shares and the Adjustment Factor at the last time such Underlying Shares were listed equals the product of the last reported sale price of the related underlying ordinary shares and such adjusted Adjustment Factor at such time, and the related underlying ordinary shares will take the place of the Underlying Shares.

With respect to the Underlying Shares that are American Depositary Shares, in the event that the Underlying Issuer or the depositary for the Underlying Shares elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the underlying ordinary shares that are represented by each Underlying Share, the Adjustment Factor on any trading day after the change becomes effective will be proportionally adjusted.  In addition, if any event requiring an adjustment to be made to the Adjustment Factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the Underlying Shares than with respect to the underlying ordinary shares, the Calculation Agent will adjust the Adjustment Factor based solely on the effect of such event on the Underlying Shares.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Adjustment Factor will be made up to the close of business on the Final Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the Observation Date Closing Prices or the Final Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid by investors purchasing the Securities in brokerage accounts and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares and in futures or options contracts on the Underlying Shares.  Such purchase activity could have increased the Initial Price and, as a result, could have increased the price at which the Underlying Shares must close on any Observation Date for the Securities to be called, or, if the Securities are not called, the Trigger Price at which the Underlying Shares must close on the Final Observation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares and, therefore, affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity if the Securities are not called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset

Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of 1.5% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.